UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of report (date of earliest event reported): January 16, 2026
BOXLIGHT CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	001-37564	36-4794936
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2750 Premiere Parkway, Ste. 900
Duluth, Georgia 30097
(Address Of Principal Executive Offices) (Zip Code)
678-367-0809
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former name or formed address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	BOXL	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
The Board of Directors of Boxlight Corporation (the “Company”) determined to initiate a planned leadership transition as the Company advances its operational and strategic priorities. As part of this transition, Jens Holstebro will step down from his role as Executive VP and General Manager of the Americas, effective January 27, 2026.

Mr. Holstebro has agreed to support the transition of his responsibilities, and the Company appreciates his leadership during a period of significant change. Mr. Holstebro’s departure will be treated as a termination of his employment without “cause” under his Employment Agreement dated February 26, 2024, and effective as of March 1, 2024 (the “Employment Agreement”).

Under the terms of the Employment Agreement, Mr. Holstebro will be entitled to receive the following compensation and benefits:

•Accrued obligations as of the Effective Date, consisting of all accrued and unpaid base salary, any earned but unpaid annual cash incentive bonus (currently no annual incentive payment for the Company’s fiscal year 2025 is anticipated), payment for accrued but unused paid time off, reimbursement of reasonable business expenses and any benefits, payments or continuation/conversion rights required by applicable law under benefit plans; and

•Severance benefits, including (i) 12 months of current base salary; (ii) the earned but unpaid portion, if any, of his long-term cash incentive bonus; and (iii) Company contributions toward COBRA premiums for continued group medical, dental and/or vision coverage for Mr. Holstebro and his eligible dependents in the amount that the Company contributes toward comparable coverage of active senior executives of the Company under its group health, dental, and/or vision plans, to cease after the end of the 12 month-period or when his COBRA continuation coverage ends, whichever is earlier.

Under the terms of Mr. Holstebro’s long-term cash incentive plan (“LTIP”), he is entitled to payment of any amount earned with respect to the July 1, 2025 through June 30, 2026 performance, provided he executes a release. Although the amount of the LTIP with respect to the current performance period cannot be determined at this time, the amount is expected to be no less than approximately $25,000 under the terms of the LTIP.

All payments and benefits are intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code, and nonqualified deferred compensation may be subject to a six-month delay if Mr. Holstebro is a “specified employee” under Section 409A. Payments may be automatically reduced under an excess parachute payment cutback to avoid the excise tax under Sections 280G and 4999 of the Internal Revenue Code, unless he would retain a greater after-tax amount without such reduction.

The foregoing summary of the terms of the Employment Agreement and LTIP are qualified in their entirety by reference to the full text of such documents, which are filed herewith as Exhibits 10.1 and 10.2, respectively, and incorporated by reference herein.

Item 9.01    Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Employment Agreement dated February 26, 2024, between the Company and Jens Holstebro
10.2	Boxlight Corporation 2021 Cash Long-Term Incentive Award Plan for Jens Holstebro
101	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOXLIGHT CORPORATION

Dated:	January 16, 2026
By: /s/ Ryan Zeek
Name: Ryan Zeek
Title: Chief Financial Officer